Exhibit 99.1

Date:	November 3, 2015
Contact:	Gregory P. Sargen Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

- Sales increased 14% (19% excluding foreign exchange) and EBITDA increased 31% vs. prior year quarter -

- Profit guidance increased for 2015 -

- Conference call at 8:30 a.m. ET on November 3, 2015 -

East Rutherford, NJ – November 3, 2015 – Cambrex Corporation (NYSE: CBM) reports results for the third quarter ended September 30, 2015.

Highlights

-	Sales increased 14% compared to the third quarter of 2014, and increased 19% excluding foreign exchange impact.

-	EBITDA increased 31% to $23.7 million compared to the third quarter of last year.

-	GAAP diluted EPS from continuing operations was $0.36 versus $0.28 in the third quarter last year and Adjusted diluted EPS was $0.40 compared to $0.28 in the same quarter last year.

-	Net cash improved $44.7 million through the first nine months of 2015 to $30.2 million compared to debt, net of cash, of $14.5 million at December 31, 2014.

-

The Company increased guidance for full year 2015 Adjusted EBITDA to be $122 million - $126 million, a 49% to 54% increase over 2014. Adjusted diluted EPS from continuing operations is now expected to be $2.11 - $2.19 per share, a 59% to 65% increase over 2014. See Financial Expectations section below.

     “We are very pleased with our third quarter and year to date results and we also expect a strong fourth quarter to close out 2015. Expectations of continued strong profit margins led us to increase full year expectations for Adjusted EBITDA by $4 million at the midpoint,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex. “All of our product groups continue to perform well. Consistent with the first half of the year, we saw strong demand for certain larger products within our Innovator and Controlled Substances product categories. We now expect full year sales of Controlled Substances to increase by low double digit percentages compared to last year, versus our previous expectation of a high single digit increase.   We are also pleased that we have renewed a five year supply agreement with Gilead for our largest product.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

“The expansion project at our Charles City, Iowa facility remains on schedule and we look forward to bringing this significant additional capacity on line towards the end of the first quarter of 2016. We continue to make additional facility upgrades and capacity expansions at our Swedish and Italian sites to meet anticipated demand for 2016 and beyond.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Third Quarter 2015 Operating Results – Continuing Operations

Sales were $92.4 million, compared to $81.1 million in the same period last year, representing a 14% increase. Foreign exchange unfavorably impacted reported sales growth by 5%. The sales increase primarily reflects higher volumes of certain branded active pharmaceutical ingredients (APIs) sold to innovator customers, higher volumes of controlled substances and to a lesser extent, higher pricing on certain products.

Gross margins increased to 39% from 35% compared to the same period last year. Foreign currency favorably impacted margins four percentage points in the third quarter of 2015. Excluding foreign currency, gross margins were impacted by higher production costs, mostly offset by higher plant utilization.

Selling, general and administrative expenses were $14.0 million compared to $12.5 million in the same period last year. The increase was mainly due to higher sales and marketing expenses, personnel costs, costs related to the implementation of a new enterprise resource planning (ERP) system, recruiting, and pension expense. This increase was partially offset by a favorable impact from foreign exchange.

Operating profit increased to $18.0 million from $12.0 million in the same period last year. The increase in operating profit was primarily the result of higher gross profit, partially offset by higher operating expenses. EBITDA was $23.7 million compared to $18.1 million in the same period last year.

Income tax expense was $5.3 million resulting in an effective tax rate of 31%, compared to $2.5 million in the same period last year. Excluding the impact of the reversal of a deferred tax valuation allowance, the effective tax rate for the same period last year was 29%. The slight increase was mainly due to the geographic mix of income.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Income from continuing operations was $11.9 million or $0.36 per share compared to $8.9 million or $0.28 per share in the same period last year. Adjusted income from continuing operations was $13.1 million or $0.40 per share, compared to $8.8 million or $0.28 per share, respectively, in the same period last year (see table at the end of this release).

Capital expenditures and depreciation were $14.5 million and $5.4 million, respectively, compared to $7.2 million and $5.9 million, respectively, in the same period last year.

Subsequent Event

As described more fully in the Subsequent Event footnote within the Company’s recently filed third quarter 2015 Form 10-Q, a decision was made to explore options for the sale or closure of its Zenara business located in Hyderabad, India.  This action will result in fourth quarter 2015 income statement charges.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2015 financial performance versus its expectations from the previous quarter:

	Current Expectations	Previous Expectations

Gross sales increase	20% - 24%	20% - 24%

Adjusted EBITDA	$122 - $126 million	$117 - $123 million

Adjusted income from continuing operations per share	$2.11 - $2.19	$1.97 - $2.09

Reduction of debt, net of cash	$15 - $20 million	$10 - $15 million

Capital expenditures	$70 - $75 million	$80 - $85 million

Depreciation	$22 - $24 million	$22 - $24 million

Effective tax rate	32% - 35%	33% - 36%

These financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities, outcomes of tax disputes and charges related to any future sale or closure of the Company’s Zenara business located in Hyderabad, India. Sales expectations exclude the impact of foreign exchange. EBITDA and Adjusted income from continuing operations per share are computed on a basis consistent with the reconciliation of the third quarter 2015 results in the tables at the end of this release. The tax rate and amount of cash taxes paid will be sensitive to the Company’s geographic mix of income.

The financial information contained in this press release is unaudited.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Conference Call and Webcast

A conference call to discuss the Company’s third quarter 2015 results will begin at 8:30 a.m. Eastern Time on November 3, 2015 and can be accessed by calling 1-800-723-6604 for domestic and +1-785-830-7977 for international. Please use the passcode 6843322 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through November 10, 2015 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 6843322 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to our President and Chief Executive Officer in this document. These and other forward looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2014, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of our customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products and continued demand in the U.S. for late stage clinical products or the successful outcome of the Company’s investment in new products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and charges related to any future sale or closure of the Company’s Zenara business located in Hyderabad, India. Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the table at the end of this release. Other companies may have different definitions of EBITDA and Adjusted Income from Continuing Operations, therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Statements of Profit and Loss

For the Quarters Ended September 30, 2015 and 2014

(in thousands, except per-share data)

	2015		2014
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$92,350		$81,145
Commissions, Allowances and Rebates	615		504
Net Sales	91,735		80,641

Other Revenue	1,244		659

Net Revenues	92,979		81,300

Cost of Goods Sold	57,299	62.0%	52,894	65.2%

Gross Profit	35,680	38.6%	28,406	35.0%

Operating Expenses:
Selling, General and Administrative Expenses	13,989	15.1%	12,541	15.5%
Research and Development Expenses	3,672	4.0%	3,839	4.7%
Total Operating Expenses	17,661	19.1%	16,380	20.2%

Operating Profit	18,019	19.5%	12,026	14.8%

Other Expenses:
Interest Expense, Net	517		570
Other Expenses, Net	296		37

Income Before Income Taxes	17,206	18.6%	11,419	14.1%

Provision for Income Taxes	5,330		2,537

Income from Continuing Operations	$11,876	12.9%	$8,882	10.9%

Loss from Discontinued Operations, Net of Tax	(129)		(113)

Net Income	$11,747	12.7%	$8,769	10.8%

Basic Earnings/(Loss) per Share of Common Stock*:
Income from Continuing Operations	$0.38		$0.29
Loss from Discontinued Operations, Net of Tax	$(0.00)		$(0.00)
Net Income	$0.37		$0.28

Diluted Earnings/(Loss) per Share of Common Stock*:
Income from Continuing Operations	$0.36		$0.28
Loss from Discontinued Operations, Net of Tax	$(0.00)		$(0.00)
Net Income	$0.36		$0.28

Weighted Average Shares Outstanding
Basic	31,471		30,801
Diluted	32,593		31,599

* The sum of the individual per share amounts may not add due to rounding.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Statements of Profit and Loss

For the Nine Months Ended September 30, 2015 and 2014

(in thousands, except per-share data)

	2015		2014
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$276,913		$245,309
Commissions, Allowances and Rebates	1,431		1,678
Net Sales	275,482		243,631

Other Revenue	1,657		1,667

Net Revenues	277,139		245,298

Cost of Goods Sold	166,435	60.1%	166,899	68.0%

Gross Profit	110,704	40.0%	78,399	32.0%

Operating Expenses:
Selling, General and Administrative Expenses	41,818	15.1%	38,734	15.8%
Research and Development Expenses	9,030	3.3%	9,945	4.1%
Total Operating Expenses	50,848	18.4%	48,679	19.8%

Operating Profit	59,856	21.6%	29,720	12.1%

Other Expenses:
Interest Expense, Net	1,467		1,635
Equity in Losses of Partially-Owned Affiliates	-		4,618
Other Expenses, Net	126		16

Income Before Income Taxes	58,263	21.0%	23,451	9.6%

Provision/(Benefit) for Income Taxes	18,569		(6,424)

Income from Continuing Operations	$39,694	14.3%	$29,875	12.2%

Loss from Discontinued Operations, Net of Tax	(291)		(457)

Net Income	$39,403	14.2%	$29,418	12.0%

Basic Earnings/(Loss) per Share of Common Stock*:
Income from Continuing Operations	$1.27		$0.97
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$1.26		$0.96

Diluted Earnings/(Loss) per Share of Common Stock*:
Income from Continuing Operations	$1.22		$0.95
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$1.22		$0.93

Weighted Average Shares Outstanding
Basic	31,339		30,665
Diluted	32,428		31,486

* The sum of the individual per share amounts may not add due to rounding.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Consolidated Balance Sheets

As of September 30, 2015 and December 31, 2014

(in thousands)

	September 30,	December 31,
	2015	2014
Assets

Cash and Cash Equivalents	$60,182	$45,518
Trade Receivables, Net	38,820	77,124
Other Receivables	7,404	10,610
Inventories, Net	130,851	85,630
Prepaid Expenses and Other Current Assets	8,745	8,688
Total Current Assets	246,002	227,570

Property, Plant and Equipment, Net	180,598	163,567
Goodwill	41,448	43,912
Intangible Assets, Net	10,097	8,902
Deferred Income Taxes	28,376	38,424
Other Non-Current Assets	3,162	4,697

Total Assets	$509,683	$487,072

Liabilities and Stockholders' Equity

Accounts Payable	$52,717	$43,670
Deferred Revenue	28,900	14,095
Accrued Expenses and Other Current Liabilities	41,688	41,014
Total Current Liabilities	123,305	98,779

Long-Term Debt	30,000	60,000
Deferred Income Taxes	9,042	10,545
Accrued Pension Benefits	47,052	50,949
Other Non-Current Liabilities	13,843	15,573

Total Liabilities	$223,242	$235,846

Stockholders’ Equity	$286,441	$251,226

Total Liabilities and Stockholders’ Equity	$509,683	$487,072

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters and Nine Months Ended September 30, 2015 and 2014

(in thousands)

	Third Quarter 2015	Third Quarter 2014

Operating Profit	$18,019	$12,026

Depreciation and Amortization	5,634	6,066

EBITDA	$23,653	$18,092

	Nine Months 2015	Nine Months 2014

Operating Profit	$59,856	$29,720

Depreciation and Amortization	16,319	17,915

EBITDA	$76,175	$47,635

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters and Nine Months Ended September 30, 2015 and 2014

(in thousands)

	Third Quarter 2015		Third Quarter 2014
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$11,876	$0.36	$8,882	$0.28

Stock-Based Compensation, Net of Tax [1]	932	0.03	609	0.02
Amortization of Purchased Intangibles	245	0.01	182	0.01
Release of Valuation Allowance on Tax Assets	-	-	(824)	(0.03)

Adjusted Income from Continuing Operations [2]	$13,053	$0.40	$8,849	$0.28

	Nine Months 2015		Nine Months 2014
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$39,694	$1.22	$29,875	$0.95

Stock-Based Compensation, Net of Tax [1]	2,494	0.08	2,273	0.07
Amortization of Purchased Intangibles	580	0.02	687	0.02
Loss on Acquisition of Zenara Shares	-	-	4,122	0.13
Release of Valuation Allowance on Tax Assets	-	-	(15,183)	(0.48)

Adjusted Income from Continuing Operations [2]	$42,768	$1.32	$21,774	$0.69

[1] Tax rate estimated at 35% for stock-based compensation.

[2] Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com